Exhibit 12


                          FLORIDA POWER CORPORATION
                     Statement of Computation of Ratios
                            (Dollars in Millions)


Ratio of Earnings to Fixed Charges:



                          1996    1995    1994    1993    1992
                          ----    ----    ----    ----    ----

Net Income               $238.4  $227.0  $200.8  $194.9  $186.9

Add:
 Operating Income Taxes   135.8   129.5   114.7   104.5    97.7
 Other Income Taxes        (0.1)    0.1    (0.8)   (0.1)   (0.2)
                         ------  ------  ------  ------  ------

Income Before Taxes       374.1   356.6   314.7   299.3   284.4

Total Interest Charges     98.4   104.5   108.4   105.8   100.2
                         ------  ------  ------  ------  ------

Total Earnings (A)       $472.5  $461.1  $423.1  $405.1  $384.6
                         ------  ------  ------  ------  ------

Fixed Charges (B)        $ 98.4  $104.5  $108.4  $105.8  $100.2
                         ------  ------  ------  ------  ------

Ratio of Earnings to
 Fixed Charges (A/B)       4.80    4.41    3.90    3.83    3.84
                         ======  ======  ======  ======  ======